Exhibit (n)(5)

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Prospect Capital Corporation

New York, New York

The audits referred to in our report to Prospect Capital Corporation, dated August 22, 2012, which is contained in the Prospectus Supplement, also included the audit of the information appearing on page S-61 of the Prospectus Supplement, under the caption “Senior Securities” (referred to hereafter as the “Senior Securities Table”) for each of the three years in the period ended June 30, 2012.  The information contained under the Senior Securities Table is the responsibility of the Company’s management.  Our responsibility is to express an opinion on the Senior Securities Table based on our audits.

In our opinion, the Senior Securities Table, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ BDO USA, LLP

BDO USA, LLP

New York, New York

August 22, 2012